Exhibit 99.1

Active Power CFO and Vice President of Finance Resigns

AUSTIN, Texas (June 14, 2012) – Active Power, Inc. (NASDAQ: ACPW), manufacturer of continuous power and infrastructure solutions, has announced the resignation of John Penver as chief financial officer and vice president of Finance. To ensure a smooth transition of duties, Mr. Penver will continue to serve in his role through Oct. 31, 2012. In the interim, Active Power has initiated a search for a new CFO.

“John has been instrumental in the growth of Active Power since coming on board in 2005,” said Doug Milner, president and CEO, at Active Power. “We want to thank John for his efforts and contributions to the business and wish him the very best in his new endeavors.”

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) designs and manufactures continuous power and infrastructure solutions and critical backup power systems that enable data centers and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. Active Power solutions are intelligently efficient, inherently reliable, and economically green, providing environmental benefits and energy and space efficiencies to customers’ financial benefit. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, supporting the deployment of systems in more than 40 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power and CleanSource are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
Ron Both	Lee Higgins
Liolios Group	Senior Public Relations Manager
(949) 574-3860	(512) 744-9488
ron@liolios.com	lhiggins@activepower.com

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